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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[x]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    GOLDEN ISLES FINANCIAL HOLDINGS, INC.
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                (Name of Registrant as Specified In Its Charter)

             Gregory S. Junkin, Paul D. Lockyer, Scott A. Junkin
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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     previously. Identify the previous filing by registration statement number,
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                              James M. Showalter
                             316A Dunbarton Drive
                       St. Simons Island, Georgia 31522



                                                               February 27, 1997


Dear Fellow Shareholders:

        As one of the individuals who have been nominated by directors Greg Junkin and Paul Lockyer to serve on the Board of Directors of Golden Isles Financial Holdings, I am writing to you to protest certain implications made by the Whelchel Group of directors in their Proxy Statement dated February 17, 1997. Unfortunately, I did not receive their Proxy Statement until February
25, or I would have written you sooner. I refer specifically to page 13 of their Proxy Statement under the heading "Effect of Passage of Proposals A or B," in which the Whelchel Group strongly implies that the director nominees, if elected, will be puppets or "rubber stamps" for Mr. Junkin and Mr. Lockyer.

        Because I consider myself a man of integrity and independent thinking and because my reputation as such is important to me, I am personally insulted by the implied message. I have been in leadership roles throughout my life, whether it was as a young man in Boy Scouts, a midshipman at the Naval Academy, a submarine officer in the U.S. Navy, or, for the past 7 years, as president and Chief Executive Officer of International Auto Processing, Inc., which is located in Brunswick, Georgia and employs over 300 people here. I certainly have not obtained these leadership roles by being someone else's "yes" man, and I want you, as my fellow shareholders, to know that, if elected, I will conduct myself as a director with no less independent thought or integrity.

        When I joined International Auto Processing, it was financially insolvent. The company had many of the right external and internal attributes needed for success, but it lacked a long term focus and the right management team to carry out the plan. Over the past 7 years, I am proud to report that we have gone from virtual bankruptcy to being one of the leading employers in the area, with a 44% annual growth rate, and we have every expectation of continuing these successes. Once again, I did not do this by being anyone's puppet or picking the wrong people to implement our goals.

        I believe firmly in the future of GIFH, and, like you, have invested in that future. As a shareholder, I have viewed with increasing alarm the actions taken by the Board during the past 4 months. I am concerned that, whatever the outcome of the special meeting, significant harm has been done to our Company. It will take a concerted effort by the Board (whoever that may be) to determine and implement a long range strategic focus that will increase the value of our investment.

        I want to assure you that, if honored by being elected, I will work hard, with the other directors, to objectively determine what future strategic path our Company should take and who its leaders should be to implement the plan.



                                                     Very truly yours,

                                                     /s/ James M. Showalter